Exhibit 4.5

NOVARTIS CAPITAL CORPORATION

Officer’s Certificate

I, Craig Osten, being President of Novartis Capital Corporation (the “Company”), a Delaware corporation, pursuant to the resolutions duly adopted by the Board of Directors of the Company on November 11, 2015, hereby determine as follows that:

1.                                 The initial issuances of the series of guaranteed debt securities entitled 3.000% Notes due 2025 (the “2025 Notes”) and 4.000% Notes due 2045 (the “2045 Notes” and, together with the 2025 Notes, the “Notes”) established under the Indenture, dated as of February 10, 2009, among the Company, Novartis Finance S.A. and Novartis Securities Investment Ltd., as issuers, Novartis AG, as guarantor (the “Guarantor’) and HSBC Bank USA, National Association, as Trustee (the “Indenture”; capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Indenture), which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8 or 2.9 of the Indenture) represent $1,750,000,000 aggregate principal amount of 2025 Notes and $1,250,000,000 aggregate principal amount of 2045 Notes.

2.                                 The Company may, from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future with the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price and first payment of interest thereon, and with the same CUSIP number as the Notes. The Notes and any additional Notes shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Notes unless such additional Notes are fungible with the Notes for U.S. federal income tax purposes.

3.                                 The principal amount of each of the Notes is payable on May 20, 2025 or May 20, 2045 (as relevant) (unless the Notes are redeemed before that date, in which case principal will be payable on the date fixed for redemption).

4.                                 The interest payment dates (the “Interest Payment Dates”) on which interest on the Notes shall be payable are May 20 and November 20 of each year, commencing on May 20, 2016.

5.                                 The 2025 Notes will bear interest at a rate of 3.000% per annum and the 2045 Notes will bear interest at a rate of 4.000% per annum.

6.                                 The date from which interest shall accrue for each Note is November 20, 2015 (or the most recent Interest Payment Date on which interest has been paid or duly provided for).

7.                                 The Record Date for interest payable on the Notes shall be the May 5 or November 5, as the case may be, next preceding the Interest Payment Date.

8.                                 Prior to August 20, 2025 (the “2025 Par Call Date”) in the case of the 2025

Notes and May 20, 2045 (the “2045 Par Call Date” and together with the 2025 Par Call Date, the “Par Call Dates” and each a “Par Call Date”) in the case of the 2045 Notes, the Company may redeem the Notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the Principal of the Notes to be redeemed on the relevant redemption date; and (ii) as determined by the Quotation Agent (as defined in the forms of the Notes attached hereto as Annex A), the sum of the present values of the Remaining Scheduled Payments (as defined in the forms of the Notes attached hereto as Annex A), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the forms of the Notes attached hereto as Annex A), plus 0.15% in the case of the 2025 Notes and 0.20% in the case of the 2045 Notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.  On or after 2025 Par Call Date in the case of the 2025 Notes and the 2045 Par Call Date in the case of the 2045 Notes, the Company may redeem the Notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price equal to 100% of the Principal of the Notes to be redeemed on the relevant redemption date, plus, in each case, accrued and unpaid interest thereon to, plus excluding, the date of redemption. Notice of any such redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Notice of redemption will be published in a daily newspaper of general circulation in the United States, and the Company will give notice of any such redemption to any exchange on which the Notes are listed. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.  If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a global security, or by the Trustee by such method as the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.

9.                                 In the event of changes in withholding taxes applicable to payments of interest on the Notes in Switzerland or any other Relevant Taxing Jurisdiction (excluding, for the purposes of this section, the United States), the Company may redeem the notes in whole (but not in part) as set forth in the forms of the Notes attached hereto as Annex A.

10.                          There is no obligation of the Company to redeem or purchase Notes pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof.

11.                          The Notes are issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

12.                          Additional Amounts are payable by the Company or the Guarantor, as applicable, as set forth in Section 4.5 of the Indenture, except that no Additional Amounts will be payable with respect to Taxes: (a) for or on account of any withholding or deduction imposed under the U.S. Internal Revenue Code of 1986, as amended, any U.S. Treasury Regulations or other guidance issued or agreements entered into thereunder, any official written interpretations thereof or any law implementing an intergovernmental approach thereto; or (b) that are imposed on a payment to an individual or a residual entity and are required to be made pursuant to European Council Directive 2003/48/EC or any other

Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any subsequent meeting of the ECOFIN Council on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive.

13.                          The Notes are issued in registered form only. Individual certificates in respect of the Notes will not be issued except in very limited circumstances.

14.                          Instead of the Events of Default set forth in Section 7.1 of the Indenture, an Event of Default with respect to the Notes will mean only any one of the events set forth in the forms of the Notes attached hereto as Annex A.

15.                          The Notes will be guaranteed as set forth in the forms of Notes attached hereto as Annex A.

16.                          The applicable CUSIP number for the Notes is 66989H AJ7 for the 2025 Notes and 66989H AK4 for the 2045 Notes.

17.                          The form and terms of the Terms Agreement (including the Underwriting Agreement included as Annex A therein), dated November 17, 2015 among the Company, the Guarantor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Terms Agreement”), which is attached hereto as Annex B, is hereby approved.

18.                          The Notes are being sold to the underwriters at the price and upon the terms set forth in the Terms Agreement.

19.                          The Notes and the guarantees shall be in the form attached hereto as Annex A.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: November 20, 2015

NOVARTIS CAPITAL CORPORATION

By:	/s/ Craig Osten
Name: Craig Osten
Title: President

Novartis Capital Corporation Officer’s Certificate

ANNEX A

Forms of Notes

Incorporated by reference to Exhibits 4.3 and 4.4 to this Post-Effective Amendment No. 1 to Form F-3 (file no. 333-207004) filed with the SEC on November 20, 2015.

ANNEX B

Terms Agreement

Incorporated by reference to Exhibit 1.1 to Form F-3 (file no. 333-207004) filed with the SEC on September 18, 2015.